September 27, 2021

J.P. Morgan Access Multi-Strategy Fund, L.L.C.

J.P. Morgan Access Multi-Strategy Fund II

383 Madison Avenue

New York, NY 10017

Dear Ladies and Gentlemen:

Effective October 1, 2021, J.P. Morgan Private Investments Inc. (“JPMPI”) hereby agrees to waive fees or reimburse expenses to each of the Funds listed on Schedule A (each, the “Fund” and together the “Funds”) to the extent total operating expenses of the Fund exceed the rate indicated on Schedule A on an annualized basis of the Fund’s net assets as of the end of each month. This expense limitation will be in effect through the date listed on Schedule A. This expense limitation does not include acquired fund fees and expenses, dividend and interest1 expenses on securities sold short, interest, taxes, expenses related to litigation and potential litigation, extraordinary expenses not incurred in the ordinary course of the Fund’s business. In addition, the Funds may invest in one or more money market funds advised by J.P. Morgan Investment Management Inc (“JPMIM”) or its affiliates (“affiliated money market funds”). JPMPI as the Funds’ adviser and/or administrator hereby contractually agrees to waive fees and/or reimburse expenses in an amount sufficient to offset the net fees JPMIM collects from the affiliated money market funds on the Fund’s investment in such money market funds.

J.P. Morgan Private Investments understands and intends that the Funds will rely on this agreement in preparing and filing their registration statements on Form N-2 and in accruing the Funds’ expenses for purposes of calculating the net asset value and for other purposes, and expressly permits the Funds to do so.

Please acknowledge acceptance on the enclosed copy of this letter.

[Signature page follows]

Very truly yours,

[1]	In calculating the interest expense on short sales for purposes of this exclusion, each Fund will recognize all economic elements of interest costs, including premium and discount adjustments.

J.P. Morgan Private Investments Inc.

By:
Title:

Accepted by:

J.P. Morgan Access Multi-Strategy Fund, L.L.C.

By:
Title:

J.P. Morgan Access Multi-Strategy Fund II

By:
Title:

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SCHEDULE A

Fund Name	Expense Cap	Expense Cap Period End
J.P. Morgan Access Multi-Strategy Fund, L.L.C.	1.92%	August 1, 2023
J.P. Morgan Access Multi-Strategy Fund II	2.00%	August 1, 2023

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